Exhibit 15.1

August 3, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Registration Statements on Form S-3 (No. 333-64886) and on Form S-8 (No. 333-47192).

Commissioners:

We are aware that our report dated August 3, 2007 on our review of interim financial information of AllianceBernstein L.P. (the “Company”) for the three-month and six-month periods ended June 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in its Registration Statements referred to above.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York